Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3ASR filed on June 28, 2012 (Registration No. 333-182406)

(2)	Registration Statement on Form S-3 filed on February 18, 2011 (as amended by Amendment No. 1, filed on February 28, 2011) (Registration No. 333-172369)

(3)	Registration Statement on Form S-8 filed on May 27, 2010 (Registration No. 333-167141)

(4)	Registration Statement on Form S-8 filed on December 21, 2009 (Registration No. 333-163892)

of our reports dated February 8, 2013, with respect to the consolidated financial statements and schedules of Team Health Holdings, Inc. and the effectiveness of internal control over financial reporting of Team Health Holdings, Inc. included in this Annual Report (Form 10-K) of Team Health Holdings, Inc. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 8, 2013